UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 4, 2026

SATELLOGIC INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41247	98-1845974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
210 Delburg Street
Davidson, NC 28036
(Address of Principal Executive Offices, and Zip Code)
(704) 802-2041
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SATL	The Nasdaq Capital Market
Warrants	SATLW	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2026, the Board of Directors (the "Board") of Satellogic Inc. (the "Company") approved the appointment of Frank Dixon Whitworth III ("Mr. Whitworth") as President of the Company, effective as of September 7, 2026.
Mr. Whitworth, age 59, is a retired Vice Admiral of the U.S. Navy with more than 36 years of commissioned service. He most recently served as the eighth Director of the National Geospatial-Intelligence Agency (the "NGA") from June 2022 until his retirement from the U.S. Navy in December 2025. Prior to the NGA, Mr. Whitworth served as Director for Intelligence of the Joint Staff and held numerous senior intelligence and command positions within the U.S. Navy and the U.S. Department of Defense.
Following his retirement, Mr. Whitworth founded and has served as Chief Executive Officer of Whitworth Strategies, LLC since January 2026, and served as President of National Security and, subsequently, Chief Executive Officer, of r4 Federal, a subsidiary of r4 Technologies, Inc, from March 2026 until his appointment as President of the Company. Mr. Whitworth has also served as a strategic advisor to the Company since March 2026. Mr. Whitworth was recently appointed to a four year term to serve on the Intelligence Committee for ACEA International.

In connection with his appointment, the Company and Mr. Whitworth entered into an offer letter (the “Offer Letter”) providing for an annual base salary of $400,000, an annual performance bonus with a target amount of $240,000 and an annual restricted stock unit grant with a grant date value of $750,000 (increased to a grant date value of $1,875,000 for Mr. Whitworth’s first year of employment, with no RSU grant in 2027). The initial grant will vest quarterly over a five-year period. All other grants will vest quarterly over a four-year period, unless otherwise provided in the applicable award agreement.

The Offer Letter further provides that if, in connection with or within 12 months following a change of control, Mr. Whitworth is terminated without cause or resigns with good reason, all of Mr. Whitworth’s then-unvested, time-based equity awards will become fully vested. In the event Mr. Whitworth is terminated without cause other than in connection with a change in control, Mr. Whitworth will receive severance consisting of six months of base salary, a prorated annual performance bonus for the year of termination based on actual performance and acceleration of equity awards that would have vested during the six months following termination. The foregoing change in control and severance benefits are subject to the timely execution of a release of claims against the Company at the time of any qualifying termination.

There is no arrangement or understanding between Mr. Whitworth and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Whitworth and any director or executive officer of the Company. There have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Mr. Whitworth had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2026.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 8, 2026

SATELLOGIC INC.

By:	/s/ Emiliano Kargieman
Name:	Emiliano Kargieman
Title:	Chief Executive Officer